Exhibit 10(iii)A(50)

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

AND

SEVERANCE AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT AND SEVERANCE AGREEMENT (the “Amendment”) is made and entered into as of the              day of             , 2010, by and between Zep Inc. (the “Company”), and              (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain Change in Control Agreement, dated as of             , 20     ( the “Change in Control Agreement”); and

WHEREAS, the Company and Executive also previously entered into that certain Severance Agreement, dated as of             , 20     (the “Severance Agreement”); and

WHEREAS, the parties desire to modify the release provisions in the Severance Agreement, consistent with Internal Revenue Service Notice 2010-6, to comply with additional guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and

WHEREAS, the parties desire to amend the definition of “Change in Control” as used in the Change in Control Agreement and Severance Agreement such that those definitions will be consistent with (i) the definition of “change in control” as that term is used in Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) the definition of “Change in Control” under other Company agreements and plans; and

WHEREAS, the parties desire to adopt a parachute payment cutback provision to limit the amounts of compensation that may be paid to the Executive in the event that the Executive becomes subject to the excise taxes provided for under Code sections 280G and 4999; and

WHEREAS, the parties desire to revise the provisions of the Change in Control Agreement and Severance Agreement regarding non-competition, non-solicitation, non-recruitment, and non-disclosure.

AMENDMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Release of Claims. Section 4.5 of the Severance Agreement is hereby deleted in its entirety and replaced with the following language:

“4.10 Release of Claims. If the Executive shall fail to execute and return a release of claims substantially in the form attached hereto as Exhibit A (“Release”) to the General Counsel of the Company, without modification, within the time period specified in the Release, all rights under this Agreement shall lapse and the Executive shall have no further right to compensation under this Agreement. Notwithstanding any other provision of this Agreement regarding the timing of the payment of benefits hereunder, provided Executive timely executes the Release without revocation, the payments provided for in this Agreement that would otherwise have been made prior to the 60th day following the Executive’s Date of Termination, shall be made on such date and no payment hereunder shall, under any circumstances, be made before such date.”

2. Change in Control. The definition of “Change in Control” in Section 2.3 of the Severance Agreement and 2.2 of the Change in Control Agreement is hereby amended to read in full as follows:

“Change in Control” means any of the following events:

a.	Change in Ownership of the Company. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, as applicable.

b.	Change in Effective Control of the Company. Either of the following:

(i)	The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), of stock of the Company comprising thirty percent (30%) or more of the total voting power of the stock of the Company, as applicable.

(ii)	The replacement, during any 12-month period, of at least two-thirds (2/3) of the members of the Board with directors whose appointment or election is not endorsed by two-third (2/3) of the members of the Board before the date of such appointment or election.

c.	Change in Ownership of a Substantial Portion of the Company’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code Section 409A), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets of the Company that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company, as applicable, immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of the Company (as applicable), or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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The provisions of this Agreement relating to a Change in Control shall be interpreted and administered in a manner consistent with Code Section 409A and the regulations and additional guidance thereunder.”

3. Parachute Payment Cutback Provision. The Severance Agreement and the Change in Control Agreement are each hereby amended by adding the following provision as a new Section 6.10 in the Severance Agreement, and as a new Section 19 in the Change in Control Agreement:

“Parachute Payment Cutback.

a.	If any payment or distribution by the Company or any Related Entity (as defined below) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any equity-based award under any Company plan, or the lapse or termination of any restriction on or the vesting or exercisability of any such award (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable under this Agreement or other Payments as described below shall be reduced if, and only to the extent that, such reduction will allow the Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

b.	The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

c.	The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

d.

The Executive then will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments of some other amount lesser than the total Parachute Payments, the total Parachute Payments will be adjusted by first reducing the amount of any cash benefits payable under the Executive’s Change in Control Agreement or any other plan, agreement or arrangement (in order of soonest to latest payment) and then by reducing the amount of any noncash benefits under

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the Executive’s Change in Control Agreement or any other plan, agreement or arrangement (in order of soonest to latest payment). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

e.	As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Executive must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company and no later than the end of the year in which the calculation of the Underpayment amount is administratively practicable.

f.	The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

g.	The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

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h.	The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. The Executive, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

i.	For purposes of this Section, the following terms shall have their respective meanings:

(i)	“Accounting Firm” means the independent accounting firm engaged by the Company in the Company’s sole discretion.

(ii)	“Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii)	“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(iv)	“Related Entity” means the Company and any entity that is treated as having made a “parachute payment” to the Executive under Code Section 280G and the Treasury Regulations promulgated thereunder.”

4. Competition, Solicitation, Recruitment, and Disclosure. The Severance Agreement and the Change in Control Agreement are each hereby amended by (i) adopting the following Exhibits, A, B, C and D; (ii) eliminating the existing non-competition, non-solicitation, non-recruitment, and non-disclosure provisions of the agreements, including Sections 6, 7 and 8 of the Change in Control Agreement and Exhibits A and B of the Severance Agreement to the extent such provisions are inconsistent with the newly adopted Exhibits A, B, C and D; and (iii) making all necessary conforming changes to the agreements. Exhibits A, B, C and D shall provide as follows:

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EXHIBIT A

NON-COMPETITION COVENANT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

A. “Direct Competitor” means the following entities: [INSERT LIST OF COMPETITORS]; as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the Territory and are engaged in the Company Business (as that term is defined in subsection D herein), but only to the extent each and only with respect to business operation(s) which engage(s) in the manufacturing and/or sale of one or more of the classes of products that constitute the Company Business.

B. “Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company during his employment. As [TITLE], those duties and responsibilities include oversight of [INSERT DESCRIPTION OF DUTIES];

C. “Restricted Period” means a period of twelve (12) months following the Executive’s Date of Termination; and

D. “Company Business” means the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), or manually-operated cleaning equipment and accessories (including, but not limited to, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

Exhibit A-1

E. “Customers” means customers of the Company with whom Executive had Material Contact on behalf of the Company during the two-year period preceding the termination of Executive’s employment with the Company.

F. “Material Contact” shall mean contact whereby (i) Executive had business dealings with the person, entity, customer or supplier on the Company’s behalf; (ii) Executive was responsible for supervising or coordinating the dealings between the person, entity, customer or supplier and the Company; or (iii) Executive obtained Trade Secrets or Confidential Information (such terms having the same meanings as defined in Exhibit D) about the person, entity, customer or supplier as a result of Executive’s association with the Company.

G. “Territory” shall mean the areas identified in Section 2 herein.

2.	ACKNOWLEDGEMENTS

As used in this Agreement, “Territory” refers to the United States of America. To that end, Executive agrees and acknowledges that during his period of employment with the Company, he has and will render executive, strategic and managerial services to and for the Company throughout the United States, which are special, unusual, extraordinary, and of peculiar value to the Company. Executive further acknowledges that the services he performs on behalf of the Company are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Severance Agreement. Executive further acknowledges that he will not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under Exhibit A.

3.	NON-COMPETITION

Executive agrees that, while employed by the Company and for the Restricted Period, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the Territory. This provision will not prohibit Executive from working for a Direct Competitor in a product area that is not competitive with Company Business as defined above. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

Exhibit A-2

4.	INJUNCTIVE RELIEF

Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Exhibit A to the Agreement, his actions will cause irreparable harm and damage to the Company which could not be compensated by damages alone. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Exhibit A to the Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Exhibit A to the Agreement.

5.	SEPARABILITY

Executive acknowledges that the foregoing covenant in Section 3 of this Exhibit A is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants and provisions of the Agreement. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement shall not be affected thereby and shall remain in full force and effect.

6.	NO WAIVER

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Exhibit A shall not be deemed a waiver or relinquishment of any right granted in this Exhibit A or the future performance of any such term or condition or of any other term or condition of this Exhibit A, unless such waiver is contained in a writing signed by the party making the waiver.

Exhibit A-3

EXHIBIT B

NON-SOLICITATION COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit B shall have the following meanings:

A. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

B. “Restricted Period” means a period of twelve (12) months following the Executive’s termination of employment with the Company.

2.	NON-SOLICITATION COVENANT

Executive agrees that, during the course of employment with the Company, and during the Restricted Period, Executive will not directly or indirectly (i) divert or attempt to divert any Customer, person, concern or entity which is furnished products or services by the Company and with whom Executive had Material Contact from doing business with the Company or otherwise change its relationship with the Company; or (ii) induce or attempt to induce any Customer, supplier or service provider with whom Executive had Material Contact to cease being a Customer, supplier or service provider of the Company or to otherwise change its relationship with the Company.

3.	INJUNCTIVE RELIEF

Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Exhibit B to the Agreement, his actions will cause irreparable harm and damage to the Company which could not be compensated by damages alone. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Exhibit B to the Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Exhibit B to the Agreement.

4.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A, C and D to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

Exhibit B-1

5.	NO WAIVER

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Exhibit B shall not be deemed a waiver or relinquishment of any right granted in this Exhibit B or the future performance of any such term or condition or of any other term or condition of this Exhibit B, unless such waiver is contained in a writing signed by the party making the waiver.

Exhibit B-2

EXHIBIT C

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit C shall have the following meanings:

A. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

B. “Restricted Period” means a period of twelve (12) months following the Executive’s termination of employment with the Company.

2.	NON-RECRUITMENT COVENANT

The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of the Company to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period or at will. The provision of this paragraph shall only apply to those persons employed by the Company at the time of solicitation or attempted solicitation.

3.	INJUNCTIVE RELIEF

Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Exhibit C to the Agreement, his actions will cause irreparable harm and damage to the Company which could not be compensated by damages alone. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Exhibit C to the Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Exhibit C to the Agreement.

4.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A, B and D to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

Exhibit C-1

EXHIBIT D

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

A. The following terms used in this Exhibit “D” shall have the following meanings:

“Confidential Information” means: information relating to the Company’s Business (as defined in Exhibit B hereto) (A) which Executive develops, helps develop in conjunction with others, creates, or becomes aware as a consequence of or through Executive’s employment with the Company or any other arrangement or relationship with the Company; (B) which has value to the Company, actual or potential, from not being generally known by others who can obtain economic value from its disclosure or use (whether or not such material or information is marked “confidential”). For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

Confidential Information shall not include: (1) information generally available to the public other than as a result of improper disclosure by Executive; (2) information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company); and/or (3) information obtained in filings with the Securities and Exchange Commission.

Exhibit D-1

B. “Trade Secrets” includes Confidential Information constituting a trade secret under Georgia Law.

C. “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by Executive concerning any business, transaction or potential transaction within the Company’s Business that constitutes or may constitute an opportunity for the Company to earn a fee or income, which are opportunities in which the Company has gained a legal or equitable interest or expectancy growing out of a preexisting right or relationship with a current or prospective customer, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. All ideas, concepts and information concerning any Business Opportunity shall constitute Confidential Information (as defined in paragraph (A) above).

D. “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the Company’s Business, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company are used, or (iv) which is developed on the Company’s time.

2.	NON-DISCLOSURE COVENANTS

All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. The Executive must (1) immediately disclose to the Company all Confidential Information and Trade Secrets developed, conceived, received or disclosed, in whole or in part, by or to the Executive while Employed by the Company; (2) assign to the Company any right, title, or interest Executive may have in such Confidential Information and Trade Secrets, and (3) at the request and expense of the Company, do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the ownership by, and rights of, the Company in such Confidential Information and Trade Secrets, including, without limitation, providing full cooperation in litigation and other proceedings to establish or protect such right. The Executive agrees that any copyright in the expression of such Confidential Information or Trade Secrets shall be the property of the Company, and that any patent rights and any invention or novel devices or processes developed by the use of such Confidential Information or Trade Secrets shall be the exclusive property of the Company.

During the term of employment and for a period of (i) two (2) years thereafter for Confidential Information that is not a trade secret under Georgia law or (ii) until the Confidential Information that is a trade secret under Georgia law ceases to qualify as such, Executive agrees that he shall protect any such Confidential Information and shall not, except in connection with the performance of his remaining duties for the Company, disclose or otherwise copy, reproduce, use, distribute or otherwise disseminate any such Confidential Information, or any physical embodiments thereof, to any person or entity. Executive further agrees that he shall not, except in connection with the performance of his duties for the Company, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any Trade Secrets, or any physical embodiments thereof, to any person or entity at any time during Executive’s employment with the Company

Exhibit D-2

and for as long as such Trade Secrets remain trade secrets under Georgia law. Executive will, in no event, take any action causing, or fail to take any action necessary in order to prevent any Confidential Information or Trade Secrets disclosed to or developed by Executive to lose their character as such; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive’s obligations herein shall survive any expiration or termination of this Agreement.

The Executive attests that, during his employment with the Company, he has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company, which was supplied to Executive confidentially or which Executive should reasonably know to be confidential, to any person, organization or entity other than the Company without the written approval of such person, organization or entity.

Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the duties of Executive under then applicable Georgia law relating to Trade Secrets including, in particular, the Georgia Trade Secrets Act, O.C.G.A. Sections 10-1-760, et seq.

3.	INVENTIONS

The Executive does hereby assign to the Company the entire right, title and interest in any Invention (as defined herein) which is made, conceived, either solely or jointly with others, during employment with the Company. The Executive agrees to promptly disclose to the Company all such Inventions. The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will, at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

4.	RETURN OF PROPERTY

Upon request by the Company and, in any event, upon termination of the employment of the Executive with the Company for any reason, Executive will promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information and Trade Secrets and all embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by his in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive agrees to allow the Company, at its request, to verify return of Company property through inspection of personal computers and personal storage media on which Company information was stored during Executive’s employment with the Company. Executive’s obligations herein shall survive any expiration or termination of this Agreement.

Exhibit D-3

5.	INJUNCTIVE RELIEF

Executive acknowledges that if he breaches or threatens to breach any of the provisions of this Exhibit D to the Agreement, his actions will cause irreparable harm and damage to the Company which could not be compensated by damages alone. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Exhibit D to the Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreements under this Exhibit D to the Agreement.

6.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibit A, B, and C to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

Exhibit D-4

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:

EXECUTIVE